UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Icagen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

ICAGEN, INC.

Notice of Annual Meeting of Stockholders

ICAGEN WILL HOLD ITS

ANNUAL MEETING OF STOCKHOLDERS:

on Thursday, June 2, 2011

at 12:00 p.m., Eastern Time

at Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

AGENDA FOR THE ANNUAL MEETING:

1.	Elect two Class I directors for a term of three years;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

3.	Transact other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Stockholders of record at the close of business on Thursday, April 7, 2011 are entitled to receive this notice of our annual meeting and to vote at the annual meeting and at any adjournments of the meeting.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2010, which contains our consolidated financial statements and other information of interest to our stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2011: THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND ANNUAL REPORT ARE AVAILABLE AT HTTP://IR.ICAGEN.COM.

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

P. Kay Wagoner, Ph.D.
President and Chief Executive Officer

April 11, 2011

ICAGEN, INC.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on June 2, 2011

Icagen, Inc., a Delaware corporation, which is referred to as “we” or “us” in this document, is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our Annual Meeting of Stockholders, which will be held on Thursday, June 2, 2011 at 12:00 p.m. at Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. You may obtain directions to the location of the annual meeting by contacting Icagen Investor Relations at (919) 941-5206. If the annual meeting is adjourned for any reason, then the proxies may be used at any adjournments of the annual meeting.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2010 to our stockholders on or about April 18, 2011.

All numbers and amounts in this Proxy Statement have been adjusted retroactively to reflect the September 21, 2010 one-for-eight reverse split of our common stock.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of two Class I directors for a term of three years;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

3.	The transaction of other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Who can vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 7, 2011, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 7,376,716 shares of our common stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following two ways:

1.	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of the proposals.

2.	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. For example, the ratification of the appointment of our independent registered public accounting firm is considered to be a discretionary item on which banks and brokerage firms may vote. The election of directors is considered to be a non-discretionary item on which banks and brokerage firms may not vote. Please note that as a result of recent amendments to stock exchange rules, banks and brokerage firms subject to those rules no longer have discretionary voting authority with respect to uncontested elections of directors. Therefore, if you do not instruct your broker or representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to the election of directors. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

Can I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, that is, at least 3,688,359 shares.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1): The two nominees receiving a plurality, or the highest number, of votes cast at the meeting, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the appointment of Ernst & Young LLP (Proposal 2): The affirmative vote of a majority of the total number of votes cast on this proposal at the meeting is needed to approve this matter.

How will votes be counted?

Each share of common stock will be counted as one vote, whether executed by you directly or on a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares are broker non-votes. As a result, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on proposals 1 or 2 at the meeting.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. Robert J. Jakobs, our secretary, will serve as the inspector of elections at the meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote FOR each of the proposals.

Will any other business be conducted at the annual meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting was the close of business on March 5, 2011, the 90th day prior to the first anniversary of the preceding year’s annual meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Does Icagen require members of its board of directors to attend the annual meeting?

Our bylaws require that the chairman of our board of directors attend the annual meeting, and if he cannot attend, then our chief executive officer and president would attend in his stead. Our corporate governance guidelines provide that directors are responsible for attending the annual meeting. All of our eight directors then serving attended our 2010 annual meeting of stockholders.

Where can I find the voting results?

We will report the voting results from the annual meeting in a Form 8-K within four business days following the annual meeting.

Can I recommend a candidate for Icagen’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee of our board of directors by submitting:

•

the stockholder’s name, address and the class and number of shares of Icagen stock that are, directly or indirectly, owned beneficially or of record by such stockholder and such beneficial owner and any other information required by our bylaws;

•	the candidate’s name, age, business address and, if known, residence address, principal occupation or employment;

•	the class and number of shares of Icagen stock that are, directly or indirectly, owned, beneficially or of record by such candidate;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (i) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (ii) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant; and

•	any other information concerning the candidate that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act to our secretary at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2012 annual meeting, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2012 annual meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “Corporate Governance—Director Nomination Process” and in the Corporate Governance Guidelines posted in the “Investors” section of our website, www.icagen.com.

How and when may I submit a stockholder proposal for the 2012 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2012 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 19, 2011.

If you wish to present a proposal or a proposed director candidate at the 2012 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice at least 90 days, but no more than 120 days, before the first anniversary of the 2011 annual meeting. However, if the date of the 2012 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2011 annual meeting, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2012 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2012 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If you do not provide timely notice of a proposal or proposed director candidate to be presented at the 2012 annual meeting of stockholders, then the persons named in the proxy card that accompanies the proxy statement for our 2012 annual meeting will decide, in their own discretion, whether or not, and how, to vote on that proposal or candidate.

Any proposals, notices or information about proposed director candidates should be sent to:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attention: Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the annual meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and regular employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews.

•

We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Icagen’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “Investors” section of our website at www.icagen.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attention: Investor Relations

(919) 941-5206

investorsandpress@icagen.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our investor relations department at the address, telephone number or e-mail address listed above.

Householding of annual meeting materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address, telephone number or e-mail address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We currently have three Class I directors, whose terms expire at this annual meeting; two Class II directors, whose terms expire at our 2012 annual meeting of stockholders; and three Class III directors, whose terms expire at our 2013 annual meeting of stockholders. Our board of directors is currently authorized to have eight members. As of the annual meeting of stockholders, Dennis B. Gillings’ term will expire, he will not be renominated as a Class I director, the number of Class I directors will be reduced to two and the number of directors on our board of directors will be reduced to seven.

At this annual meeting, our stockholders will have an opportunity to vote for two nominees for Class I directors: Anthony B. Evnin and Martin A. Simonetti. These nominees are currently directors of Icagen, and you can find more information about each of them in the section of this proxy statement entitled “Information About Our Directors, Officers and 5% Stockholders—Our Board of Directors.”

The persons named in the enclosed proxy card will vote to elect the two nominees as Class I directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card to that effect. If elected, each nominee for Class I director will hold office until the 2014 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Although stockholder approval of our Audit Committee’s selection of Ernst & Young is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our Audit Committee will reconsider the selection. We expect that a representative of Ernst & Young, which served as our auditors for the year ended December 31, 2010, will be present at the annual meeting to respond to appropriate questions, and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

We paid Ernst & Young LLP a total of $284,000 for professional services rendered for the year ended December 31, 2010 and $275,000 for professional services rendered for the year ended December 31, 2009. The following table provides information about these fees.

Fee Category	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$200,000	$260,000
Audit-Related Fees(2)	72,000	3,000
Tax Fees(3)	12,000	12,000
All Other Fees	—	—

Total Fees	$284,000	$275,000

(1)	Audit fees consisted of fees for the audit of our annual financial statements, for 2009 only, the audit of our internal control over financial reporting, the review of our interim financial statements, the review of financial information included in our filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under

“Audit Fees.” These services related to consultation with regard to various accounting issues and internal controls.
(3)	Tax fees consisted of fees for tax compliance which relate to preparation of original and amended tax returns and tax consultation with regard to various tax matters.

The Audit Committee of our board of directors believes that the non-audit services described above did not compromise Ernst & Young’s independence. The Audit Committee’s charter, which you can find in the “Investors” section of our website, www.icagen.com, requires that all proposals to engage Ernst & Young for services, and all proposed fees for these services, be submitted to the Audit Committee for approval before Ernst & Young may provide the services. None of the above fees were approved using the “de minimus exception” under SEC rules.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and other (review, attest and non-audit) services that are to be performed by our registered public accounting firm. These policies and procedures generally provide that we will not engage our registered public accounting firm to render audit or other services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or other services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported at the next regularly scheduled meeting of the Audit Committee.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of February 28, 2011 about the beneficial ownership of shares of our common stock by:

(1)	each person of whom we are aware who beneficially owns more than 5% of the outstanding shares of our common stock;

(2)	our directors and nominees for director;

(3)	each of our “named executive officers,” as defined in Item 402(m)(2) of Regulation S-K of the securities rules; and

(4)	all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percentage
5% Stockholders
Pfizer Inc 235 E. 42nd Street New York, NY 10017	1,067,015(2)	14.6%
Entities affiliated with QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036	605,248(3)	8.2

Entities/individuals affiliated with Venrock 530 Fifth Avenue, 22nd Floor New York, NY 10036	407,202(4)	5.5

Directors and Named Executive Officers
P. Kay Wagoner, Ph.D.	152,431(5)	2.1%
Richard D. Katz, M.D.	63,076(6)	*
Seth V. Hetherington, M.D.	19,440(7)	*
André L. Lamotte, Sc.D.	23,426(8)	*
Anthony B. Evnin, Ph.D.	407,202(4)	5.5
Richard G. Morrison, Ph.D.	10,625(9)	*
Charles A. Sanders, M.D.	40,868(10)	*
Dennis B. Gillings, CBE, Ph.D.	247,901(11)	3.4
Martin A. Simonetti	14,141(12)	*
Adeoye Y. Olukotun, M.D., MPH, FACC	14,141(13)	*
All executive officers and directors as a group (10 persons)	993,251(14)	12.8

*	Less than 1%
(1)	As of February 28, 2011, we had 7,309,768 shares of our common stock outstanding. The number of shares that each stockholder, director and executive officer beneficially owns is determined under rules promulgated by the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after February 28, 2011 (i.e., April 29, 2011) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity. Unless otherwise indicated, the address of the individuals named in the table is: c/o Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703.

(2)	The board of directors of Pfizer Inc has the ultimate voting and dispositive power with respect to the shares of other companies owned by Pfizer Inc, subject in the case of shares of Icagen held by Pfizer Inc, to the voting arrangement set forth in the purchase agreement entered into between the parties in August 2007. The members of the board of directors of Pfizer Inc disclaim beneficial ownership of the shares of Icagen that are owned by Pfizer Inc.
(3)	QVT Financial LP is the investment manager for QVT Fund LP and Quintessence Fund L.P., or Quintessence. In addition, QVT Financial is the investment manager for QVT Overseas Ltd., QVT Overseas II L.P., QVT Associates II LP, and QVT International II L.P, or the Funds. QVT Financial LP’s position consists of (i) 305,834 shares of common stock owned by the Funds, (ii) 177,519 shares of common stock owned by QVT Fund LP and 62,131 shares of common stock issuable upon the exercise of warrants held by QVT Fund LP and (iii) 52,756 shares of common stock owned by Quintessence and 7,008 shares of common stock issuable upon the exercise of warrants held by Quintessence. QVT Financial LP has the power to direct the vote and disposition of the common stock held by QVT Fund LP, the Funds and Quintessence and, accordingly, may be deemed to be the beneficial owner of the aggregate amount of 605,248 shares of common stock owned by such entities. QVT Financial GP LLC, as general partner of QVT Financial LP, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial LP. QVT Associates GP LLC, as general partner of QVT Fund LP, Quintessence, and certain of the Funds, may be deemed to beneficially own the aggregate number of shares of common stock owned by such entities and, accordingly, may be deemed to be the beneficial owner of an aggregate amount of 483,224 shares of common stock. The managing members of QVT Financial GP LLC are Daniel Gold, Arthur Chu, Tracy Fu and Nicholas Brumm. Each of Daniel Gold, Arthur Chu, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the securities held by QVT Fund LP, the Funds and Quintessence. The information reported is based on a Schedule 13G/A filed on February 14, 2011 with the Securities and Exchange Commission.
(4)	Consists of (i) 142,101 shares of common stock owned by Venrock Associates, 18,898 shares of common stock issuable upon the exercise of warrants held by Venrock Associates and 2,355 shares of common stock issuable upon exercise of stock options issued to Venrock Associates which are exercisable within 60 days of February 28, 2011, (ii) 198,449 shares of common stock owned by Venrock Associates II, L.P., 27,194 shares of common stock issuable upon the exercise of warrants held by Venrock Associates II, L.P. and 3,267 shares of common stock issuable upon exercise of stock options issued to Venrock Associates II, L.P. which are exercisable within 60 days of February 28, 2011 and (iii) 7,438 share of common stock owned by Dr. Evnin individually and 7,500 shares of common stock issuable upon exercise of stock options issued to Dr. Evnin individually exercisable within 60 days of February 28, 2011. Dr. Evnin is a partner of Venrock Associates and Venrock Associates II, L.P., together referred to as Venrock, and shares voting and investment power of the shares held by Venrock with the partners of Venrock. The partners may be deemed to beneficially own the shares held by Venrock; however, each partner disclaims beneficial ownership of these shares except to the extent of his or her proportionate pecuniary interest therein.
(5)	Includes 57,776 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(6)	Includes 50,090 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(7)	Includes 11,877 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(8)	Includes 11,875 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(9)	Consists of 10,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(10)	Includes 26,711 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(11)

Consists of an aggregate of (i) 20,002 shares of common stock beneficially owned by Dennis B. Gillings individually, which includes 13,142 shares of common stock and 6,860 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011 and (ii) 227,899 shares of common stock beneficially owned by PharmaBio Development Inc. d/b/a NovaQuest, a wholly-owned subsidiary of Quintiles Transnational Corp., or Quintiles, which includes 197,171 shares of common stock and 30,728 shares of common stock issuable upon the exercise of warrants. Dr. Gillings, one of our directors, is chairman and chief executive officer of NovaQuest, and may be deemed to be a beneficial owner of its shares. Dr. Gillings disclaims beneficial ownership of the shares owned by NovaQuest. The board of directors of each of NovaQuest and Quintiles share voting and dispositive power over the shares held by NovaQuest. The members of the board of directors of each of NovaQuest and Quintiles disclaim beneficial ownership of the shares owned by NovaQuest, except to the extent of their pecuniary interest therein. Dr. Gillings is chairman and chief executive officer of Quintiles.

(12)	Includes 7,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(13)	Includes 7,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011.
(14)	Includes 203,936 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2011 and 76,820 shares of common stock issuable upon the exercise of warrants.

Our Board of Directors

Below is information about each member of our board of directors, including nominees for election as Class I directors. This information includes each director’s age as of February 28, 2011 and length of service as a director of Icagen, his or her principal occupation and business experience for at least the past five years (including directorships at other public companies) and the other experience, qualifications, attributes or skills that led our board to conclude he or she should continue to serve as a director of our company. See “Corporate Governance – Director Nomination Process” on page 21 for a further discussion of the board’s process and reasons for nominating these directors, including nominees for election as Class I directors. There are no family relationships among any of our directors, nominees for director and executive officers.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During Past Five Years
Nominees For Terms Expiring in 2014 (Class I Directors)

Anthony B. Evnin, Ph.D.	69	1997	Dr. Evnin has served as a director since May 1997. Dr. Evnin has been a partner at Venrock, a venture capital limited partnership, since 1975. Dr. Evnin serves on the boards of directors of a number of companies, including AVEO Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc. and Pharmos Corporation, biopharmaceutical companies which are public, and several private companies. Dr. Evnin has also served on the boards of directors of Coley Pharmaceutical Group, Inc., Memory Pharmaceuticals Corp., Renovis, Inc. and Sunesis Pharmaceuticals Incorporated, biopharmaceutical companies which were public, within the past five years. Dr. Evnin’s previous and current experience on the boards of other companies within our industry further augments his range of knowledge, providing experience on which he can draw while serving as a member of our board. In addition, Dr. Evnin serves as a trustee of The Rockefeller University, a trustee of The Jackson Laboratory, a trustee Emeritus of Princeton University and a member of the Board of Overseers of the Memorial

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During Past Five Years
			Sloan-Kettering Cancer Center. Dr. Evnin received his Ph.D. in chemistry from the Massachusetts Institute of Technology and his A.B. from Princeton University. With 35 years of experience in the venture capital industry, Dr. Evnin brings invaluable experience in financial issues, business perspective and the types of material transactions boards of directors are called on to consider, including mergers and acquisitions and financing transactions.

Martin A. Simonetti	53	2005	Mr. Simonetti has served as a director since March 2005. Mr. Simonetti has served as president and chief executive officer and as a director of VLST Corp., a biotechnology company, since December 2005. Mr. Simonetti was chief financial officer and treasurer of Dendreon Corporation, a biotechnology company, from January 1999 to July 2005 and senior vice president, finance of Dendreon from January 2001 to July 2005. Prior to joining Dendreon, Mr. Simonetti was employed at Amgen Inc., a biotechnology company, most recently serving as vice president operations and finance of Amgen BioPharma and its director of Colorado operations. From 1984 to 1991, Mr. Simonetti worked at Genentech, Inc., a biotechnology company, first as a scientist in its medicinal and analytical chemistry department and later as a financial analyst and group controller. Mr. Simonetti serves on the board of directors of Alexandria Real Estate Equities, Inc., a publicly traded real estate investment trust, and is a member of the Dean’s executive advisory board for the Albers School of Business and Economics at Seattle University. Mr. Simonetti received an M.S. in Nutrition from the University of California, Davis and an M.B.A. from the University of Santa Clara. Mr. Simonetti has over 25 years of experience in the biotechnology industry, including substantial experience in financial reporting and controls, financing transactions and mergers and acquisitions, as well as significant operational experience.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During Past Five Years
Directors Whose Term Expires in 2012 (Class II Directors)

Charles A. Sanders, M.D.	79	1997	Dr. Sanders has served as a director since May 1997 and as chairman of the board of directors since October 2005. Dr. Sanders served as chairman and chief executive officer of Glaxo Inc., a pharmaceutical company, from 1989 to May 1995, and also served as a member of the board of directors of Glaxo plc. Dr. Sanders retired in 1995. Previously, Dr. Sanders was general director of Massachusetts General Hospital and professor of medicine at Harvard Medical School. Dr. Sanders is a director of BioCryst Pharmaceuticals, Inc., Biodel Inc. and Cephalon, Inc., all publicly traded biotechnology companies, LipoScience Inc., a private medical technology company, Reata Pharmaceuticals, Inc., a private specialty pharmaceuticals company, Cardioxyl Pharmaceuticals, Inc., a private biopharmaceutical company and Boston BioCom LLC, a private biotechnology company. Dr. Sanders has served as a director of BioPure Corporation, Trimeris, Inc., Genentech, Inc., Fisher Scientific International, Inc., and Vertex Pharmaceuticals Incorporated, publicly held biotechnology companies, and Epiphany BioSciences, a private biotechnology company, within the last five years. He is currently a member of GlaxoSmithKline Foundation, the Institute of Medicine of the National Academy of Sciences, a member of the CSIS Board of Trustees, chairman of Project HOPE and chairman of the Foundation for the National Institutes of Health. Dr. Sanders is also past chairman of the New York Academy of Sciences, past chairman of The Commonwealth Fund, past chairman of the University of North Carolina Healthcare System, and past chairman of the Overseers Committee to Visit the Harvard Medical School. Dr. Sanders received his M.D. from Southwestern Medical College of the University of Texas. With more than 50 years of experience in both academic medicine and the pharmaceutical and biotechnology industries, Dr. Sanders brings in-depth knowledge of both medical and business issues to our Board. In addition, through his service as a director on numerous high profile corporate boards, Dr. Sanders has extensive and valuable corporate governance, board oversight and transactional experience.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During Past Five Years
Adeoye Y. Olukotun, M.D., MPH, FACC	66	2006	Dr. Olukotun has served as a director since August 2006. Dr. Olukotun has served as Chief Executive Officer of CardioVax Inc., a biotechnology company, since January 2008. Dr. Olukotun has also served as chief medical officer of VIA Pharmaceuticals, Inc., a biotechnology company, since September 2004. Dr. Olukotun founded CR Strategies, LLC, a clinical research and development consulting firm, and served as its chief executive officer from March 2000 to December 2003. Dr. Olukotun also was chief medical officer of Esperion Therapeutics, Inc., a cardiovascular drug development company, from July 2001 to April 2004. Dr. Olukotun was Vice President of Medical and Regulatory Affairs and Chief Medical Officer at Mallinckrodt, Inc., a healthcare company, from June 1996 to January 2001. Prior to joining Mallinckrodt, Dr. Olukotun was employed at Bristol-Myers Squibb Company, most recently serving as vice president. Dr. Olukotun serves on the boards of directors of Nordium, Inc., SemBioSys Genetics Inc. and BioClinica, Inc., public biotechnology companies, as well as Milestone Pharmaceuticals Inc., a private biotechnology company. Dr. Olukotun also sits on the board of the Electrophysiology Research Foundation. Dr. Olukotun has substantial clinical development and managerial experience through his executive roles in both the pharmaceutical and biotechnology industries, and has also gained valuable experience through his service on a number of corporate boards.
Directors Whose Term Expires in 2013 (Class III Directors)

André L. Lamotte, Sc.D.	62	1992	Dr. Lamotte has served as a director since our inception. Dr. Lamotte is currently engaged in entrepreneurial activities focused on the biotechnology sector in Europe and Asia. From 2003 through 2004, Dr. Lamotte was a founder of and served as a partner of NMT, a biotechnology investment fund, later merged with HBM BioVentures, Ltd., where he was a venture partner. Dr. Lamotte was a founder of and has served as managing partner of Medical Science Partners, L.P., a venture capital limited partnership, since 1988. He has also served as the managing partner of Medical Science Partners, II, L.P. and Medical Science II Co-Investment, L.P. since 1993. Dr. Lamotte is currently a co-owner of Medical Specialty Products International AG, a private Swiss pharmaceutical and medtech products marketing, sales and distribution company. From

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During Past Five Years
			April 1983 to April 1988, Dr. Lamotte served as vice president and a general partner of Pasteur Merieux Inc., a vaccine company. Dr. Lamotte currently serves on the board of directors of Medical Specialty Products International AG and Evolva AG, a public Swiss biotech company. Dr. Lamotte served on the board of directors of Agenix Limited, a biotechnology company listed in Australia, Arpida Ltd., a public biopharmaceutical company and URRMA AG, a private biotechnology company, within the last five years. Dr. Lamotte received his Sc.D. in chemical engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University. Dr. Lamotte has over 25 years of experience in venture capital and the biotechnology and biopharmaceutical industries, including valuable operational and transactional experience.

Richard G. Morrison, Ph.D.	74	2004	Dr. Morrison has served as a director since January 2004. Dr. Morrison is an Executive-in-Residence, teaching full-time at the Cameron School of Business, University of North Carolina at Wilmington. Dr. Morrison taught management and marketing from 1995 to 2001 and international business since August 2007. Dr. Morrison has served as a pharmaceutical industry liason consultant with Corathers Health Consulting since September 2010. Dr. Morrison had a 30-year international career with Eli Lilly, a pharmaceutical company, holding a number of marketing and general management positions in Europe, the Middle East and in several South American countries. He was president of Lilly Brazil at the time of his retirement from Eli Lilly in December 1993. Dr. Morrison serves on the boards of directors of Diatron MI Ltd. and Diatron Messtechnik GmbH, private medical equipment companies. Dr. Morrison has also served as a member of the Cameron School of Business Executive Advisory Board since 1995. He is a past member of the board of directors of the Juvenile Diabetes Research Foundation and continues to work closely in full support of this organization. Dr. Morrison received a Ph.D. and a Masters degree from Louisiana State University. Dr. Morrison has extensive experience in the pharmaceutical industry, medical devices and international business administration.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During Past Five Years
P. Kay Wagoner, Ph.D.	62	1992	Dr. Wagoner is a co-founder of our company and has served as our president and a director since our inception and as chief executive officer since September 1996. Prior to founding Icagen, Dr. Wagoner served in research management positions at Glaxo Inc. where she initiated and led Glaxo’s U.S. ion channel discovery efforts in central nervous system, cardiovascular and metabolic disease. In 2001, Dr. Wagoner received the distinguished alumna award for science and business from the University of North Carolina, Chapel Hill. Dr. Wagoner also serves or has served on a variety of boards of directors, including the University of North Carolina’s Graduate School Advisory Board, the Governing Body of the Biotechnology Industry Organization’s (BIO) Emerging Companies Section and the North Carolina Biotech Foundation. In 2004, Dr. Wagoner was awarded the Entrepreneurial Excellence Award by the Research Triangle-based Council for Entrepreneurial Development, the largest entrepreneurial support organization in the United States, and the Ernst & Young Entrepreneur of the Year Regional Award for Life Sciences and Healthcare. In 2007, Dr. Wagoner received a Women in Bio outstanding achievement award. Dr. Wagoner received her Ph.D. in physiology from the University of North Carolina at Chapel Hill. With extensive experience in the biotechnology and pharmaceutical industries, specifically in the area of ion channel drug discovery and including 18 years as our President, Dr. Wagoner is well positioned to lead our management team and provide essential insight and guidance to the board of directors from an inside perspective regarding the operations of our company.

Our Executive Officers

Below is information about each of our current executive officers. This information includes each officer’s age as of February 28, 2011, his or her position with Icagen, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and nominees for director.

Name	Age	Position and Business Experience During Past Five Years
P. Kay Wagoner, Ph.D.	62	President and Chief Executive Officer. For more information, see “—Our Board of Directors” above.

Richard D. Katz, M.D.	47

Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer.

Dr. Katz has been our executive vice president, finance and corporate development since March 2008 and our chief financial officer and treasurer since April 2001. From April 2001 to March 2008, Dr. Katz served as our senior vice president, finance and corporate development. From August 1996 to 2001, Dr. Katz worked in the Investment Banking Division of Goldman Sachs, an investment banking firm, most recently as a vice president in the Healthcare Group. Dr. Katz is a member of the Advisory Board of IntraHealth, a non-profit organization dedicated to improving health care in Africa. Dr. Katz earned a Masters in Business Administration from Harvard Business School where he graduated as a Baker Scholar. Dr. Katz earned his M.D. from the Stanford University School of Medicine and completed an internship in general surgery at the Hospital of the University of Pennsylvania. Dr. Katz received his A.B. in applied mathematics with high distinction from Harvard University.

CORPORATE GOVERNANCE

We are committed to strong and effective corporate governance because we believe that it leads to long-term value for our stockholders and, ultimately, makes us more competitive. We have taken the following steps, among others, to strengthen our governance practices:

•

The majority of the members of our board of directors are independent, as defined by Nasdaq listing standards. Of our currently eight directors, only two (Dr. Wagoner and Dr. Gillings) do not meet the Nasdaq independence criteria. As of the annual meeting of stockholders, Dennis B. Gillings’ term will expire, he will not be renominated as a Class I director, the number of Class I directors will be reduced to two and the number of directors on our board of directors will be reduced to seven.

•	Our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are all composed solely of independent directors.

•

Our board of directors and board committees are active in the execution of their duties. During 2010, our board of directors met twelve times, either in person or by teleconference; our Audit Committee met eight times, either in person or by teleconference; our Compensation Committee met four times, either in person or by teleconference; and our Nominating/Corporate Governance Committee met three times, either in person or by teleconference. All of our directors attended at least 75% of the aggregate of the meetings of our board of directors and the committees on which they served.

•	The independent members of our board of directors regularly meet in executive session without Dr. Wagoner or any other Icagen employees present.

•	We have adopted written Corporate Governance Guidelines and a written Code of Business Conduct and Ethics for all of our officers, employees and directors.

•

Our board of directors has adopted written charters for all of our board committees. The charters of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee give each of these committees the authority to retain independent legal, accounting and other advisors.

•

We have a separate president and chief executive officer (Dr. Wagoner) and chairman of the board of directors (Dr. Sanders), instead of combining these two offices under one person. Our chairman is an independent director. Dr. Sanders has been less active since September of 2010 in his role as a director and as chairman of the board of directors due to medical reasons. During this period, Dr. Evnin was elected as a lead director to assist Dr. Sanders with his responsibilities.

•	We have adopted a Related Person Transaction Policy, which sets forth our policies and procedures for the review and approval or ratification of related person transactions.

You can find current copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating/Corporate Governance Committees in the “Investors” section of our website, www.icagen.com, or by contacting our investor relations department at the address, telephone number or e-mail address set forth below. We will post any amendments to these documents on our website. If we grant a waiver of any part of our Code of Business Conduct and Ethics to any of our executive officers or directors, we will disclose the waiver that is required to be disclosed pursuant to the disclosure requirements of Item 5.05 of Form 8-K on our website.

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attention: Investor Relations

(919) 941-5206

investorsandpress@icagen.com

Our bylaws require that the chairman of our board of directors attend the annual meeting, and if he cannot attend, then our chief executive officer and president would attend in his stead. Our corporate governance guidelines provide that directors are responsible for attending the annual meeting. All of our eight directors then serving attended our 2010 annual meeting of stockholders.

Under applicable Nasdaq rules, a director of Icagen will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Dr. Evnin, Mr. Simonetti, Dr. Sanders, Dr. Lamotte, Dr. Morrison or Dr. Olukotun has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of The Nasdaq Stock Market, Inc. listing rules. In determining the independence of the directors listed above, our board of directors considered each of the transactions discussed in “Certain Relationships and Transactions with Related Persons.”

Board Leadership Structure

Since inception, our board of directors has separated the positions of Chairman of the Board and Chief Executive Officer. Dr. Sanders, an independent director within the meaning of Nasdaq rules, has been the Chairman of the Board of Directors since 2005. Dr. Sanders’ duties as Chairman of the Board of Directors include the following:

•	chairing meetings of the independent directors in executive session;

•	facilitating communications between other members of our board of directors and the Chief Executive Officer;

•	preparing or approving the agenda for each board of directors meeting;

•	determining the frequency and length of board of directors meetings and recommending when special meetings of our board of directors should be held; and

•	if necessary, meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.

Our board of directors has maintained a separation of the roles of Chairman and Chief Executive Officer because it believes that this leadership structure offers many advantages, including the following:

•	increasing the independent oversight of Icagen and enhancing our board of directors’ objective evaluation of our Chief Executive Officer;

•	freeing the Chief Executive Officer to focus on company operations instead of board of directors’ administration;

•	providing the Chief Executive Officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board of directors; and

•	enhancing the independent and objective assessment of risk by our board of directors.

While our bylaws and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance.

Our Board of Directors, upon the recommendation of our Nominating/Corporate Governance Committee, has appointed Dr. Evnin as a Lead Director. We anticipate that Dr. Evnin will serve in this role during the period in which Dr. Sanders remains less active in his role as a director and as chairman of the board of directors due to medical reasons. Dr. Evnin is an independent director within the meaning of Nasdaq rules as discussed above.

Committees of our Board of Directors

Our board of directors has established three standing committees—Audit, Compensation, and Nominating/Corporate Governance—each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the Investors section of our website, www.icagen.com.

Our board of directors has determined that all of the members of each of the board of director’s three standing committees are independent as defined under the rules of The Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

Our Audit Committee consists of Dr. Morrison (Chairman), Dr. Evnin and Mr. Simonetti, all of whom meet The Nasdaq Stock Market criteria for independence and are able to read and understand financial statements. In addition, our board of directors has determined that Mr. Simonetti is an “audit committee financial expert” as defined by the SEC. Our Audit Committee’s responsibilities are:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our board of directors’ oversight of internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk management and risk assessment policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions and our Related Person Transaction Policy; and

•	preparing the audit committee report required by SEC rules.

Compensation Committee

Our Compensation Committee consists of Dr. Sanders (Chairman), Dr. Lamotte and Dr. Olukotun. Each of Dr. Sanders, Dr. Lamotte and Dr. Olukotun meet The Nasdaq Stock Market criteria for independence. Our Compensation Committee’s responsibilities are:

•	annually reviewing and approving corporate and individual goals and objectives relevant to the compensation of our chief executive officer;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our executive officers;

•	overseeing and administering our incentive compensation and equity-based plans; and

•	reviewing and making recommendations to our board of directors with respect to director compensation.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “—Executive and Director Compensation Processes.”

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee consists of Dr. Evnin (Chairman), Dr. Lamotte, Dr. Morrison and Dr. Sanders, all of whom meet The Nasdaq Stock Market criteria for independence. Our Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board committees;

•	reviewing and making recommendations to our board of directors with respect to our board leadership structure;

•	overseeing an annual review by the board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles and guidelines; and

•	overseeing an annual evaluation of our board of directors.

The processes and procedures followed by our Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “—Director Nomination Process.”

Executive and Director Compensation Processes

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals for the company as a whole are determined and set forth in writing at the beginning of each calendar year. Annual corporate goals are proposed by management and approved by the Compensation Committee at the beginning of each calendar year. The corporate goals target the achievement of specific research, preclinical and clinical development, regulatory, investor relations, corporate and business development, financial, intellectual property and operational milestones. Annual salary increases, annual bonuses, and annual stock option and restricted stock unit awards granted to our executives are tied to the achievement of these corporate performance goals. During the first calendar quarter of each year, we evaluate individual and corporate performance against the written goals for the recently completed year. Each executive’s evaluation begins with a written self-assessment, which is submitted to the chief executive officer. The chief executive officer then prepares a written evaluation based on the executive’s self-assessment, the chief executive officer’s own evaluation and input from others within our company, if appropriate. The Compensation Committee reviews the executives’ self-evaluations, the chief executive officer’s evaluation of the executives, score cards for each executive, compensation data for comparative companies and any data received from compensation consultants. This process leads to a recommendation by the chief executive officer for annual executive salary increases, annual stock option and restricted stock unit awards and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the chief executive officer, her individual performance evaluation is conducted by the Compensation Committee, which determines her compensation changes and awards. For all executives, annual base salary increases, annual stock option and restricted stock unit awards and annual bonuses, to the extent granted, are implemented during the first quarter of the year.

The Compensation Committee has implemented a director compensation policy, which generally provides for annual automatic option grants to non-employee directors on the first business day following our annual meeting of stockholders as well as director fees and reimbursement of expenses for attendance at meetings, paid to non-employee directors. The Compensation Committee reviews this policy periodically and recommends changes as necessary. For a discussion of changes to the director compensation policy for 2011, see “Compensation of our Directors and Executive Officers—Compensation of our Directors” below.

The Compensation Committee has delegated to Dr. Wagoner, our chief executive officer, the authority to make stock option grants and restricted stock unit grants under our 2004 stock incentive plan to our employees who are not executive officers pursuant to a grant methodology established by the Compensation Committee from time to time.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For the purposes of evaluating certain components of compensation in 2010, the Compensation Committee retained Pearl Meyer & Partners to assist in the development of compensation policies.

Director Nomination Process

The process followed by the Nominating/Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board of directors. During the fiscal year ended December 31, 2010, we did not retain the services of a third-party search firm to help identify and evaluate any potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the Nominating/Corporate Governance Committee applies the criteria attached to the Corporate Governance Guidelines. Consistent with these criteria, our Nominating/Corporate Governance Committee expects every nominee to have the following attributes or characteristics:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•	business acumen and experience and the ability to exercise sound judgment with respect to Icagen’s objectives;

•	a commitment to understand Icagen and our industry and to regularly attend and participate in board of directors and committee meetings;

•

the interest and ability to understand the sometimes conflicting interests of our various constituencies, including stockholders, employees, collaborators, governmental entities, creditors and the general public, and to act in the interests of all stockholders; and

•	an absence of conflicts of interest, or the appearance of conflicts of interest, that would impair the candidate’s ability to represent the interests of all stockholders.

Our Corporate Governance Guidelines specify that the value of diversity on our board of directors should be considered by the Nominating/Corporate Governance Committee in the director identification and nomination process. We also value experience on other public company boards of directors and board committees. In addition, our Nominating/Corporate Governance Committee believes that at least one member of our board of directors, but not necessarily each member, should have one or more of the following skill sets or specific experience, such that each of these is represented on our board of directors as a whole: biotechnology or pharmaceutical industry experience; research and clinical development experience; experience as a senior officer of a public company; qualification as an audit committee financial expert (as defined by applicable SEC rules); experience in finance and strategy; transactional experience; and corporate governance and board oversight experience.

The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

The director biographies on pages 13 to 17 indicate each nominee’s experience, qualifications, attributes and skills that led our Nominating/Corporate Governance Committee and our board of directors to conclude he or she should continue to serve as a director of Icagen. Our Nominating/Corporate Governance Committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Our Nominating/Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee also takes into consideration the diversity (with respect to gender, race and national origin) of our board members. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The process for considering an incumbent director for reelection to the board of directors is that the Nominating/Corporate Governance Committee considers the composition of the entire board of directors, the strengths and contributions of each member of the board of directors, and the strengths and contributions of the particular director being considered. After discussion among the committee members, the committee decides whether to recommend to the full board of directors that the director be nominated for reelection.

Stockholders may recommend individuals to the Nominating/Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made, to Nominating/Corporate Governance Committee, c/o Corporate Secretary, Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating/Corporate Governance Committee or our board of directors, by following the procedures set forth under “Information About the Annual Meeting and Voting—Can I recommend a candidate for Icagen’s board of directors?”.

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the Corporate Governance Guidelines posted in the “Investors” section of our website, www.icagen.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Nominating/Corporate Governance Committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and for providing copies or summaries of communications to the other directors, as he considers appropriate.

All communications are forwarded to the chairman of the Nominating/Corporate Governance Committee and to the chairman of another committee of the board of directors, if the communication was addressed to the attention of another committee of the board of directors. The chairman of the Nominating/Corporate Governance Committee, in consultation, in the case of communications to be addressed by another committee of the board of directors, with the chairman of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the board of directors.

Our stockholders may send communications to our board of directors by forwarding them to our secretary at the above address or by sending an e-mail to corporatesecretary@icagen.com or our board of directors at boardofdirectors@icagen.com or, in addition, in the case of matters concerning accounting, internal accounting controls and auditing, our Audit Committee at auditchair@icagen.com.

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to our compensation policies and practices; and our Nominating/Corporate Governance Committee oversees risk management activities relating to board of directors composition and management succession planning. Each committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Audit Committee Report

The Audit Committee has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2010. The Audit Committee has reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, or SAS 61. SAS 61 requires our independent registered public accounting firm to discuss with the Audit Committee the following, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has also received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the matters disclosed in the letter and the independence of Ernst & Young with representatives of that firm. PCAOB rules require auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee also considered whether the provision by Ernst & Young of the non-audit services discussed under “Proposal 2—Ratification of the Appointment of Auditors” is compatible with maintaining the auditors’ independence and determined that the non-audit services were indeed compatible with maintaining Ernst & Young’s independence.

Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the board of directors that Icagen’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

This Audit Committee report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates the report.

By the Audit Committee of the Board of Directors of Icagen, Inc.

Richard G. Morrison, Ph.D., Chairman

Anthony B. Evnin, Ph.D.

Martin A. Simonetti

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Compensation of our Directors

2010 Director Compensation

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Anthony B. Evnin, Ph.D.	$—	$14,000	$4,331	—	—	—	$18,331
Dennis B. Gillings, CBE, Ph.D.	—	—	—	—	—	—	—
André L. Lamotte, Sc.D.	21,500	12,500	4,331	—	—	—	38,331
Richard G. Morrison, Ph.D.	27,000	17,500	4,331	—	—	—	48,831
Adeoye Y. Olukotun, M.D., MPH, FACC	20,000	12,500	4,331	—	—	—	36,831
Charles A. Sanders, M.D.	16,000	14,000	12,993	—	—	—	42,993
Martin A. Simonetti	21,000	12,500	4,331	—	—	—	37,831

(1)	P. Kay Wagoner, Ph.D., one of our directors, is also our president and chief executive officer and a named executive officer. Dr. Wagoner does not receive any additional compensation as a director. See “—Compensation of our Executive Officers—Summary Compensation Table” below for disclosure relating to her compensation.
(2)	The amounts in this column reflect the aggregate grant date fair value of stock option awards and restricted stock unit awards made during the year ended December 31, 2010 in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718, Compensation – Stock Compensation (formerly SFAS 123(R)). A discussion of the assumptions used in calculating the amounts in this column may be found in Note 7 to our audited financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 9, 2011. During the year ended December 31, 2010, options for 886 shares of common stock held by Dr. Sanders were forfeited upon expiration and options for 534 and 403 shares of common stock held by Venrock Associates II, L.P. and Venrock Associates, respectively, and attributable to Dr. Evnin were forfeited upon expiration. The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of December 31, 2010.

Name	Outstanding Stock Options (#)
Anthony B. Evnin, Ph.D.	13,122*
Dennis B. Gillings, CBE, Ph.D.	6,860
André L. Lamotte, Sc.D.	11,875
Richard G. Morrison, Ph.D.	10,625
Adeoye Y. Olukotun, M.D., MPH, FACC	7,500
Charles A. Sanders, M.D.	26,771
Martin A. Simonetti	7,500

*	Includes stock options for an aggregate of 2,355 shares of common stock held by Venrock Associates and stock options for an aggregate of 3,267 shares of common stock held by Venrock Associates II, L.P.

Cash Compensation

We reimburse our non-employee directors for out-of-pocket expenses they incur in attending board and committee meetings and pay each non-employee director an annual retainer fee. The chairmen of our board committees receive an additional annual retainer fee. For 2008, the annual retainer fee for all non-employee directors was $25,000, the annual retainer fee for the chairman of our Audit Committee was $10,000, and the annual retainer fee for the chairman of each of our other committees was $3,000. On March 5, 2009, our board of directors, upon recommendation of our compensation committee, approved a 50% reduction in annual retainer fees from their 2008 levels in order to assist in our efforts to conserve cash due to the then current economic environment. Accordingly, the annual retainer fee for 2009 for all non-employee directors was $12,500, the annual retainer fee for the chairman of our Audit Committee was $5,000, and the annual retainer fee for the chairman of each of our other committees was $1,500. Also on March 5, 2009, in light of then current economic and financial market conditions and their impact on the company, one member of our board, Dennis B. Gillings, CBE, Ph.D., voluntarily declined the restricted stock unit grant described below under the heading “—Equity Compensation—Restricted Stock Unit Awards” as well as all annual retainer fees to which he would otherwise be entitled for the remainder of 2009 as compensation for his board service. On June 2, 2009, another of our board members, Anthony B. Evnin, Ph.D., voluntarily declined the remaining annual retainer fees to which he would otherwise have been entitled for the remainder of 2009 as compensation for his board service.

On December 8, 2009, our board of directors, upon recommendation of our compensation committee, approved for 2010 a 50% reduction in annual retainer fees from their 2008 levels in order to assist in our continued efforts to conserve cash due to the then current economic environment and other factors impacting overall company performance. Accordingly, the annual retainer fee for 2010 for all non-employee directors will continue to be $12,500, the annual retainer fee for the chairman of our Audit Committee will continue to be $5,000, and the annual retainer fee for the chairman of each of our other committees will continue to be $1,500. Also on December 8, 2009, in light of current economic and financial market conditions and their impact on the company, one member of our board, Dennis B. Gillings, CBE, Ph.D., voluntarily declined all forms of compensation for 2010 to which he would otherwise have been entitled as compensation for his board service and another member of our board, Anthony B. Evnin, Ph.D., voluntarily declined all forms of cash compensation for 2010 to which he would otherwise have been entitled for his board service. On December 1, 2010, our board of directors, upon recommendation of our compensation committee, approved for 2011 a 50% reduction in annual retainer fees from their 2008 levels in order to assist in our continued efforts to conserve cash due to the current economic environment and other factors impacting overall company performance. Accordingly, the annual retainer fee for 2011 for all non-employee directors will continue to be $12,500, the annual retainer fee for the chairman of our Audit Committee will continue to be $5,000, and the annual retainer fee for the chairman of each of our other committees will continue to be $1,500. Also on December 1, 2010, in light of current economic and financial market conditions and their impact on the company, one of our board members, Dennis B. Gillings, CBE, Ph.D. voluntarily declined all forms of compensation for 2011 to which he would otherwise be entitled as compensation for his board service and another member of our board, Anthony B. Evnin, Ph.D., voluntarily declined all forms of cash compensation for 2011 to which he would otherwise be entitled for his board service. Dr. Sanders has been less active in his role as a director and as chairman of the board of directors due to medical reasons. Currently, Dr. Sanders has voluntarily declined all forms of cash compensation to which he would otherwise be entitled as compensation for his board service pending his return to active status.

We also pay each non-employee director $1,000 for attendance at each board meeting in which he or she participates in person or $500 if attendance is by telephone. Each non-employee director also receives $1,000 for each meeting of a committee of the board that is held on a day other than the day of any meeting of the full board of directors if he or she participates in person, or $500 if attendance is by telephone. Directors who are also our employees do not receive any compensation in their capacities as directors.

Equity Compensation

Stock Option Awards

Prior to March 3, 2011, and upon the commencement of service on our board of directors by any non-employee director, we granted to such person a non-statutory stock option to purchase the number of shares of our common stock equal to the product of (i) 10,000 shares of our common stock divided by 12 and (ii) the number of full calendar months between the date of commencement of service and the month in which our next annual meeting of stockholders was scheduled to occur. Each of our non-employee directors was also automatically granted on the first business day after our annual meeting of stockholders a non-statutory stock option to purchase 10,000 shares of our common stock every year. In addition, our chairman of the board of directors received on the first business day after our annual meeting of stockholders a non-statutory stock option to purchase 20,000 additional shares of our common stock every year. All of these options were fully vested on the date of grant and had exercise prices equal to the closing price of our common stock on the date of grant.

In part to adjust for the reduced number of shares available for grant under our 2004 stock incentive plan, as amended, resulting from the September 21, 2010 one-for-eight reverse stock split, effective March 3, 2011, we revised our director compensation policy to provide the following. Upon the commencement of service on our board of directors by any non-employee director, we grant to such person a non-statutory stock option to purchase the number of shares of our common stock equal to the product of (i) 5,000 shares of our common stock divided by 12 and (ii) the number of full calendar months between the date of commencement of service and the month in which our next annual meeting of stockholders is scheduled to occur. Each of our non-employee directors is also automatically granted on the first business day after our annual meeting of stockholders a non-statutory stock option to purchase 2,000 shares of our common stock every year. In addition, our chairman of the board of directors receives a non-statutory stock option to purchase 2,000 additional shares of our common stock and a lead director receives on the first business day after our annual meeting of stockholders a non-statutory stock option to purchase 1,000 additional shares of our common stock every year. All of these options are fully vested on the date of grant and have exercise prices equal to the closing price of our common stock on the date of grant.

Restricted Stock Unit Awards

To compensate non-employee directors for the reduction in annual retainer fees for 2009 described above, our board of directors, upon recommendation of our Compensation Committee, granted each of our non-employee directors on March 5, 2009 a number of restricted stock units equal to (i) the dollar amount by which the annual retainer fee for 2008 was reduced, taking into account any fees received by such director for service as a chairman of a committee of the board, by (ii) $3.76, the closing price of our common stock on that date as adjusted for our September 21, 2010 one-for-eight reverse stock split. Each restricted stock unit represents the right to receive in the future one share of our common stock, subject to the terms and conditions of the applicable restricted stock unit agreement. These restricted stock units vested in full on December 31, 2009. As discussed above, Dr. Gillings declined this restricted stock unit grant.

To compensate non-employee directors for the reduction in annual retainer fees for 2010 described above, our board of directors, upon recommendation of our Compensation Committee, granted each of our non-employee directors on January 4, 2010 a number of restricted stock units equal to (i) the dollar amount by which the annual retainer fee for 2008 was reduced, taking into account any fees received by such director for service as a chairman of a committee of the board, by (ii) $3.76, the closing price of our common stock on that date. Each restricted stock unit represents the right to receive in the future one share of our common stock, subject to the terms and conditions of the applicable restricted stock unit agreement. These restricted stock units vested in full on December 1, 2010. As discussed above, Dr. Gillings declined this restricted stock unit grant.

To compensate non-employee directors for the reduction in annual retainer fees for 2011 described above, our board of directors, upon recommendation of our Compensation Committee, granted each of our non-employee directors on January 3, 2011 a number of restricted stock units equal to (i) the dollar amount by which the annual retainer fee for 2008 was reduced, taking into account any fees received by such director for service as a chairman of a committee of the board, by (ii) $1.77, the closing price of our common stock on that date. Each restricted stock unit represents the right to receive in the future one share of our common stock, subject to the terms and conditions of the applicable restricted stock unit agreement. These restricted stock units vested in full on December 1, 2011. If a director ceases to serve as a member of the board of directors for any reason prior to that date, all restricted stock units will automatically terminate and be forfeited as of the date such person ceases to serve as a member of the board. In addition, upon the occurrence of a change of control of Icagen, each restricted stock unit will immediately become fully vested. As discussed above, Dr. Gillings and Dr. Sanders declined this restricted stock unit grant.

Compensation of our Executive Officers

Summary Compensation

The following table contains information about the compensation of each of our named executive officers, as defined in Item 402(m)(2) of Regulation S-K of the securities rules, for the years ended December 31, 2010 and 2009.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings (h)	All Other Compensation ($) (i)	Total ($) (j)
P. Kay Wagoner, Ph.D.(3)	2010	$334,152	$0	—	$238,819	—	—	$4,400(4)	$577,371
President and Chief Executive Officer	2009	$334,152	$0	$173,700	—	—	—	$4,400(4)	$516,423

Richard D. Katz, M.D.	2010	$305,622	$0	$32,800	$122,203	—	—	$—	$460,625
Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer	2009	$305,622	$0	$111,600	—	—	—	$—	$417,222

Seth V. Hetherington, M.D. (5)	2010	$351,539	$0	$32,800	$122,203	—	—	$4,400(4)	$510,942
Senior Vice President, Clinical and Regulatory Affairs	2009	$351,539	$0	$111,600	—	—	—	$4,400(4)	$467,539

(1)	The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards made during the year ended December 31, 2010 in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation (formerly SFAS 123(R)). A discussion of the assumptions used in calculating the amounts in this column may be found in Note 7 to our audited financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 9, 2011.
(2)	The amounts in this column reflect the aggregate grant date fair value of stock options made during the year ended December 31, 2010 in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation (formerly SFAS 123(R)). A discussion of the assumptions used in calculating the amounts in this column may be found in Note 7 to our audited financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 9, 2011.
(3)	Dr. Wagoner is also a member of our board of directors but does not receive any additional compensation in her capacity as a director.
(4)	Represents the value of our contribution on behalf of the named executive officer to our 401(k) savings plan.
(5)	Dr. Hetherington served as Senior Vice President, Clinical and Regulatory Affairs until December 31, 2010, at which time he resigned from that position and ceased to be an executive officer.

Base Salary

The Compensation Committee approved the following salaries for our executive officers, effective as of January 23, 2009, for all executive officers, which salaries remained unchanged for 2010.

Executive Officer	Base Salary for 2010
P. Kay Wagoner, Ph.D.	$378,706
President and Chief Executive Officer

Richard D. Katz, M.D.	306,000
Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer

Seth V. Hetherington , M.D.	351,973
Senior Vice President, Clinical and Regulatory Affairs

Effective as of January 23, 2009, the Compensation Committee approved a 2% cost of living salary increase for executive officers, consistent with the salary increase previously approved by the board of directors for non-executive employees. On February 11, 2009, in light of current economic and financial conditions and their impact on Icagen, we entered into a letter agreement with Dr. Wagoner, which we refer to as the 2009 letter agreement, pursuant to which Dr. Wagoner voluntarily declined the cost of living salary increase that had taken effect on January 23, 2009 and reduced her base salary by 10% of its 2008 level. As a result, Dr. Wagoner’s base salary for 2009 was $334,152, which we refer to as the adjusted salary, rather than the $378,706 base salary that was approved by the Compensation Committee for 2009, which we refer to as the approved salary. Dr. Wagoner’s adjusted salary will continue in effect until such time as the Compensation Committee, in its discretion, determines that conditions warrant payment of the approved salary or a different base salary; provided that, upon the occurrence of a change of control of the company, as defined in Dr. Wagoner’s employment agreement, the approved salary, or such other base salary approved by the Compensation Committee and then in effect, will be prospectively automatically reinstated. Dr. Wagoner’s bonus target for 2010 and any severance payments that Dr. Wagoner may become entitled to under her employment agreement will be calculated based upon the approved salary rather than her adjusted salary.

On January 28, 2010, the Compensation Committee determined there would be no change in base salaries for executives for 2010 due to current economic and financial conditions and other factors, which impacted overall company performance.

On February 8, 2011, the Compensation Committee approved a 3% cost of living salary increase for executive officers. The 3% cost of living salary increase approved by the Compensation Committee on February 8, 2011 constituted a “Determination Date” pursuant to the 2009 letter agreement with Dr. Wagoner and triggered termination of that agreement. On February 14, 2011, in light of continuing economic and financial market conditions and their impact on Icagen, we entered into a second letter agreement with Dr. Wagoner pursuant to which Dr. Wagoner continued to forego the 2% cost-of-living base salary increase approved by the Compensation Committee on January 23, 2009 and the reduction of her base salary by 10% of its 2008 level. As a result, Dr. Wagoner’s base salary for 2011 will be $344,176, which we refer to as the adjusted salary, rather than the $388,731 base salary that was approved by the Compensation Committee for 2011, which we refer to as the approved salary. Dr. Wagoner’s adjusted salary will continue in effect until such time as the Compensation Committee, in its discretion, determines that conditions warrant payment of the approved salary or a different base salary; provided that, upon the occurrence of a change of control of the company, as defined in Dr. Wagoner’s employment agreement, the approved salary, or such other base salary approved by the Compensation Committee and then in effect, will be prospectively automatically reinstated. Dr. Wagoner’s bonus target for 2011 and any severance payments that Dr. Wagoner may become entitled to under her employment agreement will be calculated based upon the approved salary rather than her adjusted salary.

Annual Cash Bonus

The Compensation Committee sets bonus targets for our executives at the outset of each year and has the authority to award annual bonuses, the amount of which is determined in the discretion of the Compensation Committee, to our executives. The annual cash incentive bonuses are intended to compensate our executives for the achievement of company strategic, operational and financial goals. The Compensation Committee works with our chief executive officer to develop performance goals that it believes can be reasonably achieved with diligent efforts over the ensuing year. For 2009 and 2010 in light of economic and financial conditions and other factors, which have impacted overall company performance, the Compensation Committee determined that no cash bonuses would be awarded to the named executive officers. Bonus targets are set annually by the Compensation Committee in the first quarter of each year as a percentage of the applicable executive’s base salary. We set bonus targets against median market data for bonuses at comparable companies in our industry. When establishing bonus targets for 2010, the Compensation Committee considered the BioWorld executive compensation report and data provided by Pearl Meyer & Partners in prior years. Bonus targets represent maximum targets, although actual bonuses awarded remain discretionary. The Compensation Committee approves the company performance goals and the weighting of various goals for each executive and determines potential bonus amounts based on achievement of those goals. Annual bonuses are paid in cash in an amount reviewed and approved by the Compensation Committee. Annual bonuses, if any, are ordinarily approved and paid in a single installment in the first quarter following the completion of a given fiscal year.

On February 8, 2011, the Compensation Committee met to consider the payment of cash bonus payments for our named executive officers. The Compensation Committee assessed achievement of our performance objectives for 2010. The corporate performance objectives included progression of research and clinical development programs, increasing shareholder confidence, improving financial stability through corporate and business development strategies, timely, effective and efficient completion of public company reporting obligations and maintaining policies and procedures for internal controls and compliance obligations. In assessing 2010 bonuses, the Compensation Committee considered the performance of Icagen and each executive against these goals. In evaluating the achievement of these goals, each executive is rated based upon a performance scorecard, which represents a composite evaluation of the executive against such goals based on a self evaluation and the evaluation of the executive by the chief executive officer. For each executive, the percentage of achievement of performance goals is the key factor used to determine bonuses. The Compensation Committee agreed that although each executive had performed his or her functions at a high level, factors largely beyond each executive’s control had limited success in the achievement of one or more goals. Accordingly, in light of current economic and financial conditions and other factors, which have impacted overall company performance, the Compensation Committee determined that no cash bonuses would be awarded to the named executive officers for 2010. The 2010 target bonuses and bonus payments were as follows:

Executive Officer	Bonus Targets for 2010	2010 Bonus Payment
P. Kay Wagoner, Ph.D.	Up to 50% of base salary, equal to $189,353	$0
President and Chief Executive Officer

Richard D. Katz, M.D.	Up to 40% of base salary, equal to $122,400	0
Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer

Seth V. Hetherington, M.D.	Up to 40% of base salary, equal to $140,789	0
Senior Vice President, Clinical and Regulatory Affairs

Cash bonus targets for Dr. Wagoner and Dr. Katz for 2011 were unchanged from 2010 levels. Dr. Wagoner’s bonus target for 2011 will be calculated based upon the approved salary rather than her adjusted salary. The Compensation Committee will evaluate our and each executive’s performance against specified corporate performance objectives from time to time during 2011, and may, in its discretion, approve the payment of bonuses in one or more installments during 2011 or in early 2012.

See the narrative disclosure below under “—Outstanding Equity Awards at Fiscal Year End” for a description of the material terms of awards.

Employment Agreements

We have entered into employment agreements with certain of our current executive officers, which broadly set forth our compensation policy for executives and provide certain benefits in the event of termination of their employment.

P. Kay Wagoner, Ph.D. Pursuant to a second amended and restated executive employment agreement effective August 21, 2007, as amended, we agreed to continue to employ Dr. Wagoner as our president and chief executive officer for an initial term that began on February 1, 2006 and ended on July 6, 2007. The agreement automatically renews for consecutive additional one-year terms and has been renewed through July 6, 2011. Either party may voluntarily terminate the agreement by providing written notice of such party’s intent not to renew the agreement at least 90 days prior to the end of the then current term, and such termination would be effective as of the last day of the then current term. In addition, either party may terminate the agreement at any time, upon not less than ten business days’ prior written notice of termination. Under this agreement, Dr. Wagoner is entitled to an annual base salary of at least $388,731, although on February 14, 2011 she voluntarily reduced her base salary by 10% to $344,177, as described above under “—Base Salary”. Annual increases, if any, will be made based on performance and in the sole discretion of our board of directors or our Compensation Committee. Dr. Wagoner is also eligible to participate in any management bonus plans established by our board of directors from time to time. In addition, she is eligible to receive grants of stock options or other stock-based awards as may be awarded in the discretion of our board of directors or our Compensation Committee.

Upon the termination of her employment by us other than for cause or by Dr. Wagoner for good reason, including, under specified circumstances, a change in control of Icagen, Dr. Wagoner has the right to receive a severance payment in an amount equal to 24 times her monthly base salary plus 75% of her target cash bonus for the year in which the termination of her employment occurs or, if such target bonus has not yet been determined as of the date of her termination, 75% of her target bonus for the year immediately preceding the year in which the termination occurs. In addition, Dr. Wagoner is entitled to the continuation of medical and dental insurance, life insurance and disability insurance (if and to the extent those plans permit former employees to participate) for an equivalent period of time as a result of any termination, or until such earlier time as Dr. Wagoner obtains comparable coverage from another employer, provided that where continued participation is not permitted, we will pay her over the same period an amount equal to the premiums that we were paying for such benefits. If we choose not to renew the employment agreement with Dr. Wagoner, she is entitled to receive a severance payment in an amount equal to 21 times her monthly base salary plus 75% of her target cash bonus for the year in which the termination of her employment occurs or, if such target bonus has not yet been determined as of the date of her termination, 75% of Dr. Wagoner’s target bonus for the year immediately preceding the year in which the termination occurs. Dr. Wagoner is required to sign a general release of claims with us as a condition to her receipt of any severance payment under the agreement. If at any time any payment to Dr. Wagoner constitutes an excess parachute payment within the meaning of Section 280G of the Code, she is entitled to be reimbursed by us for any taxes owed, subject to certain limitations specified in the agreement, including a cap of $100,000; provided that, the total amount of such payment may be reduced if the after tax result is more favorable to Dr. Wagoner. The timing of the tax gross-up payment and the severance benefit and continuing benefits to which she may become entitled under the agreement are subject to certain restrictions specified in the agreement for purposes of compliance with Section 409A of the Code.

In the event of termination of Dr. Wagoner’s employment by us or our successor without cause or by Dr. Wagoner for good reason on or prior to the 18-month anniversary of a change of control event, the definitions of good reason and cause in the agreement will apply in lieu of the definitions of such terms in our 2004 stock incentive plan, as amended, with respect to the treatment of equity awards issued to Dr. Wagoner under that plan, under certain circumstances.

Pursuant to this agreement, Dr. Wagoner is bound by the terms of our standard non-disclosure, inventions and non-competition agreement, which prohibits her from competing with us during the term of her employment and for a period of two years after termination of employment.

Richard D. Katz, M.D. Pursuant to a second amended and restated executive employment agreement effective August 21, 2007, as amended, we agreed to continue to employ Dr. Katz as our executive vice president of finance and corporate development, chief financial officer and treasurer for an initial term that began on February 1, 2006 and ended on April 23, 2007. The agreement automatically renews for consecutive additional one-year terms and has been renewed through April 23, 2011. Either party may voluntarily terminate the agreement by providing written notice of such party’s intent not to renew the agreement at least 90 days prior to the end of the then current term, and such termination would be effective as of the last day of the then current term. In addition, either party may terminate the agreement at any time, upon not less than ten business days’ prior written notice of termination. Under this agreement, Dr. Katz is entitled to an annual base salary of at least $315,180. Annual increases, if any, will be made based on performance and in the sole discretion of our board of directors or our Compensation Committee. Dr. Katz is also eligible to participate in any management bonus plans established by our board of directors from time to time. In addition, he is eligible to receive grants of stock options or other stock-based awards as may be awarded in the discretion of our board of directors or our Compensation Committee.

Upon the termination of his employment by us other than for cause or by Dr. Katz for good reason, including, under specified circumstances, a change in control of Icagen, Dr. Katz has the right to receive a severance payment in an amount equal to 21 times his monthly base salary plus 75% of his target cash bonus for the year in which the termination of his employment occurs or, if such target bonus has not yet been determined as of the date of his termination, 75% of his target bonus for the year immediately preceding the year in which the termination occurs. In addition, Dr. Katz is entitled to the continuation of medical and dental insurance, life insurance and disability insurance (if and to the extent those plans permit former employees to participate) for an equivalent period of time as a result of any termination, or until such earlier time as he obtains comparable coverage from another employer, provided that where continued participation is not permitted, we will pay him over the same period an amount equal to the premiums that we were paying for such benefits. If we choose not to renew the employment agreement with Dr. Katz, he is entitled to receive a severance payment in an amount equal to 18 times his monthly base salary plus 75% of his target cash bonus for the year in which the termination of his employment occurs or, if such target bonus has not yet been determined as of the date of his termination, 75% of his target bonus for the year immediately preceding the year in which the termination occurs. Dr. Katz is required to sign a general release of claims with us as a condition to his receipt of any severance payment under the agreement. If at any time any payment to Dr. Katz constitutes an excess parachute payment within the meaning of Section 280G of the Code, he is entitled to be reimbursed by us for any taxes owed, subject to certain limitations specified in the agreement, including a cap of $50,000; provided that, the total amount of such payment may be reduced if the after tax result is more favorable to Dr. Katz. The timing of the tax gross-up payment and the severance benefit and continuing benefits to which he may become entitled under the agreement are subject to certain restrictions specified in the agreement for purposes of compliance with Section 409A of the Code.

In the event of termination of Dr. Katz’s employment by us or our successor without cause or by Dr. Katz for good reason on or prior to the 18-month anniversary of a change of control event, the definitions of good reason and cause in the agreement will apply in lieu of the definitions of such terms in our 2004 stock incentive plan, as amended, with respect to the treatment of equity awards issued to Dr. Katz under that plan, under certain circumstances.

Pursuant to this agreement, Dr. Katz is bound by the terms of our standard non-disclosure, inventions and non-competition agreement, which prohibits him from competing with us during the term of his employment and for a period of two years after termination of employment.

Seth V. Hetherington, M.D. Pursuant to an amended and restated executive employment agreement effective August 22, 2007, as amended, we agreed to continue to employ Dr. Hetherington as our senior vice president, clinical and regulatory affairs for an initial term that began on June 15, 2006 and ended on June 15, 2008. The agreement automatically renews for consecutive additional one-year terms and had been renewed through June 15, 2011. Either party may voluntarily terminate the agreement by providing written notice of such party’s intent not to renew the agreement at least 90 days prior to the end of the then current term, and such termination would be effective as of the last day of the then current term. In addition, either party may terminate the agreement at any time, upon not less than ten business days’ prior written notice of termination. On December 17, 2010, Dr. Hetherington gave us notice of his intention to leave Icagen at the end of 2010. Dr. Hetherington did not receive any severance or other termination payments from us in connection with his departure.

Pursuant to this agreement, Dr. Hetherington is bound by the terms of our standard non-disclosure, inventions and non-competition agreement, which prohibits him from competing with us for a period of two years after termination of employment.

Outstanding Equity Awards at Fiscal Year End

2010 Outstanding Equity Awards at Fiscal Year End

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
P. Kay Wagoner, Ph.D.							488	(1)	$864
							1,113	(1)	1,970
							3,438	(1)	6,085
							29,184	(1)	51,656
	6,250	(2)	—		18.00	12/30/12
	15,622	(2)	—		40.00	4/21/14
	14,583	(3)	—		6.96	9/26/16
	8,853	(3)	—		7.20	9/27/16
	5,726	(2)	123		10.88	1/11/17
	5,780	(2)	1,157		16.16	8/16/17
	10,025	(2)	3,725		12.16	1/28/18
	8,906	(2)	33,843		6.56	2/17/20

Richard D. Katz, M.D.							1,000	(4)	$1,770
							313	(1)	554
							704	(1)	1,246
							1,876	(1)	3,321
							18,750	(1)	33,188
							5,000	(5)	8,850
	3,125	(6)	—		$16.00	4/22/11
	6,250	(7)	—		16.00	4/22/11
	28,125	(8)	—		16.00	4/22/11
	1,250	(2)	—		18.00	8/28/13
	6,250	(2)	—		40.00	4/12/14
	2,777	(2)	—		51.20	12/30/14
	30,101	(3)	—		6.96	9/26/16
	3,332	(3)	—		7.20	9/27/16
	3,670	(2)	79		10.88	1/11/17
	3,645	(2)	730		16.16	8/16/17
	5,467	(2)	2,032		12.16	1/28/18
	4,557	(2)	17,318		6.56	2/17/20

Seth V. Hetherington, M.D.
	17,500	(3)	—		$7.20	3/31/11
	1,835	(2)	—		10.88	3/31/11
	1,852	(2)	—		16.16	6/29/11
	5,468	(2)	—		12.16	6/29/11
	4,557	(2)	—		6.56	6/29/11

(1)	The restricted stock unit award vests annually over four years.
(2)	The stock option vests monthly over four years.
(3)

The stock option vests as to 25% of the shares covered thereby on the date that is six months after the grant date, an additional 25% of the shares on the date that is 12 months after the grant date, an additional 17% of the shares on the date that is 18 months after the grant date, an additional 17%

of the shares on the date that is 24 months after the grant date, and the remaining 16% of the shares on the date that is 30 months after the grant date. These stock options were granted in connection with the retention grant program and option exchange program instituted in 2006.

(4)	The restricted stock unit award vests annually over five years.
(5)	The restricted stock unit award vests 50% on the date that is fifteen months after the grant date and 50% on the date that is eighteen months after the grant date.
(6)	The stock option was fully vested as of the grant date.
(7)	The stock option vests on the first anniversary of the grant date.
(8)	The stock option vests as to 33% of the shares covered thereby on the first anniversary of the grant date and monthly thereafter until the third anniversary of the grant date.

The restricted stock unit awards reflected in the table were granted on various dates during 2010, 2009, 2008, 2007 and 2006 pursuant to the 2004 Stock Incentive Plan, as amended. Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time the restricted stock units vest. Generally, the restricted stock unit awards vest annually over four years. Upon termination of employment, unvested restricted stock units automatically terminate and will be forfeited. Until shares of common stock are delivered at the time the restricted stock units vest, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the restricted stock units may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. The restricted stock unit agreements between us and our executive officers generally provide that the restricted stock units will become immediately vested in full if there is a change in control of Icagen and the officer’s employment is terminated by us or our successor without cause or by the officer for good reason on or prior to the 18-month anniversary of the change of control event. In addition, the employment agreements between us and each of Dr. Wagoner and Dr. Katz provide that if such a termination occurs, the definitions of good reason and cause in the applicable employment agreement will apply in lieu of the definitions of such terms in our 2004 stock incentive plan, as amended, with respect to the treatment of equity awards issued to such officers under that plan, under certain circumstances.

The stock options reflected in the table have a term of ten years. The stock options with expiration dates on September 26, 2016, September 27, 2016, January 11, 2017, August 16, 2017, January 28, 2018 and February 17, 2020 were granted under our 2004 stock incentive plan, as amended. The other stock options reflected in the table were granted under our 1996 equity compensation plan, as amended, which we refer to as our amended equity compensation plan.

Vesting of the stock options generally ceases on termination of employment and, for options granted prior to August 17, 2007, the ability to exercise ceases shortly after termination of employment except in the case of death or disability. For options granted to executive officers on or after August 17, 2007, exercise rights cease 180 days to 5 years after termination depending on length of service. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the participant, awards are exercisable only by the participant. The stock option agreements under our 2004 stock incentive plan between us and our executive officers generally provide that the stock option will become immediately exercisable in full if there is a change in control of Icagen and the officer’s employment is terminated by us or our successor without cause or by the officer for good reason on or prior to the 18-month anniversary of the change of control event. In addition, the employment agreements between us and each of Dr. Wagoner and Dr. Katz provide that if such a termination occurs, the definitions of good reason and cause in the applicable employment agreement will apply in lieu of the definitions of such terms in our 2004 stock incentive plan, as amended, with respect to the treatment of equity awards issued to such officers under that plan, under specified circumstances. The stock option agreements under our amended equity compensation plan between us and our executive officers generally provide that the stock option will become fully vested and exercisable upon death or disability, upon the termination of employment without cause and in the event of a transfer of control resulting in a change in beneficial ownership of at least a majority of our then existing voting stock of Icagen. All outstanding stock options issued under our amended equity compensation plan are now fully vested, and we will not grant any further awards thereunder.

Options granted pursuant to the retention grant program and the option exchange program instituted on September 27, 2006 were granted pursuant to the terms of our 2004 stock incentive plan, with each option vesting as to 25% of the shares covered thereby on the date that is six months after the grant date; an additional 25% of the shares on the date that is 12 months after the grant date; an additional 17% of the shares on the date that is 18 months after the grant date; an additional 17% of the shares on the date that is 24 months after the grant date; and the remaining 16% of the shares on the date that is 30 months after the grant date. The term of these options is ten years.

On January 7, 2011, we entered into option cancellation agreements, or cancellation agreements, with our executive officers and certain other senior level employees, pursuant to which these individuals, or optionees, agreed to the surrender and cancellation of previously granted stock options, or cancelled options, to purchase shares of our common stock in order to make available additional shares under our 2004 stock incentive plan, as amended. Under the terms of the cancellation agreements, each optionee and Icagen acknowledged and agreed that the surrender and cancellation of the cancelled options was without any expectation on the part of the optionee to receive, and without any obligation on our part to pay or grant, any cash, equity awards or other consideration presently or in the future with respect to the cancelled options. Each of the cancelled options had an exercise price greater than $8.00 per share.

The executive officers that entered into cancellation agreements and the aggregate number of shares underlying the cancelled options surrendered by each such officer are as follows: Dr. Wagoner, 26,536 shares and Dr. Katz, 15,623 shares.

On February 8, 2011, our compensation committee granted pursuant to our 2004 stock incentive plan, as amended, to each of Dr. Wagoner and Dr. Katz restricted stock units for 100,000 and 50,000 shares, respectively, vesting in four equal semiannual installments commencing on February 8, 2011. Beginning in 2011, in light of current economic and financial conditions and other factors and in light of the overall compensation of executives, the Compensation Committee awarded only restricted stock units to its executives. The Compensation Committee believes restricted stock units that vest over 24 months provide appropriate long term compensation and serve as a retention tool, since restricted stock units will always have value upon vesting irrespective of the stock price.

Securities Authorized for Issuance under our Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2010.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options(1) (Column B)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A)(2) (Column C)
Equity compensation plans that have been approved by our stockholders	804,479(3)	$15.28	352,973
Equity compensation plans that have not been approved by our stockholders	—	—	—

Total	804,479	$15.28	352,973(4)

(1)	Amount is based on the weighted average exercise price of the 676,969 stock options outstanding on December 31, 2010. The 127,510 restricted stock units outstanding on December 31, 2010 were issued at a weighted average price of $0.
(2)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2010, all of the shares available for grant under our 2004 stock incentive plan, as amended, may instead be issued in the form of restricted stock, restricted stock units and other stock-based awards.
(3)	Consists of 185,319 shares to be issued upon exercise of outstanding options under our amended equity compensation plan as of December 31, 2010 and 619,160 shares to be issued upon exercise of outstanding options and restricted stock units under our 2004 stock incentive plan, as amended, as of December 31, 2010. Our 2004 stock incentive plan, as amended, became effective on February 3, 2005, and we will grant no further awards under our amended equity compensation plan.
(4)	As of December 31, 2010, we had 352,973 shares available for future grant, and, as of February 28, 2011, we had 179,800 shares available for future grant. Under our 2004 stock incentive plan, as amended, the number of shares issuable is automatically increased every January 1 beginning in fiscal year 2006 and ending on the second day of fiscal year 2014 by an amount equal to the lesser of (i) 125,000 shares of common stock, (ii) 5% of the outstanding shares on that date or (iii) an amount determined by our board of directors; provided, however, that, in no event may the number of shares available for issuance under our 2004 stock incentive plan, as amended, and all other employee equity incentive plans exceed 25% of our outstanding shares on January 1.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Quintiles Agreement

In June 2008, we entered into a master services agreement with Quintiles, Inc., a subsidiary of Quintiles, to provide certain services to us. One of our directors, Dennis B. Gillings, is chairman and chief executive officer of Quintiles, and Quintiles wholly-owns PharmaBio Development Inc. d/b/a NovaQuest, one of our stockholders. Pursuant to this agreement, Quintiles, Inc. performs services, including strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, clinical pharmacology services, electrocardiogram services, medical device services and other research and development services requested by us and agreed to by Quintiles, Inc. The specific details of each project under the agreement is separately negotiated and specified in writing in a work order. We pay Quintiles, Inc. for fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each work order. The agreement has a term of five years from the date of execution, or until terminated by either party. The agreement automatically renews each year thereafter for a period of one year unless either party notifies the other party in writing at least 30 days prior to the renewal date that it does not want to renew the agreement.

As a result of entering into the agreement, the prior master services agreement between us and Quintiles, effective December 14, 1998, has terminated and is superseded in its entirety by the new agreement. We had entered into the prior agreement with Quintiles to provide certain services relating to the conduct of clinical trials for senicapoc, one of our drug development programs, and other services. Pursuant to the prior agreement, Quintiles performed services, including clinical trial services, regulatory, clerical, project management, central laboratory services, preclinical services and other research and development services, as requested by us. We were obligated to pay the fees, expenses and pass-through costs of Quintiles in accordance with work orders issued under the prior agreement. The term of the prior agreement continued until terminated by either party in accordance with the prior agreement. We paid Quintiles approximately $771,000 and $68,000 in 2009 and 2010, respectively, for services rendered pursuant to the current and prior agreements.

Pfizer Collaboration and Private Placements

On August 13, 2007, we entered into a collaborative research and license agreement with Pfizer Inc for the discovery, development, manufacture and commercialization of compounds and products that modulate three specific sodium ion channels as new potential treatments for pain and related disorders. Pfizer is a holder of more than 5% of our common stock after the purchase of our common stock in the private placements discussed below. Pursuant to the collaboration arrangement, Pfizer paid us an initial upfront license fee of $12.0 million. In addition to the upfront license fee, Pfizer is providing us with research and development funding pursuant to the agreement. In September 2009, the original research term of two years was extended for one year through September 2010 and in September 2010, the research term was extended through December 31, 2011. The research term may be further extended upon mutual agreement of Pfizer and us. Additionally, Pfizer is obligated to make payments to us upon achievement of specified research, development, regulatory and commercialization milestones of up to $359.0 million for each drug candidate developed. We are also eligible to receive tiered royalties, against which Pfizer may credit any commercialization milestones, based on specified percentages of net product sales. Pfizer’s obligation to pay us royalties with respect to a product will expire generally on a country-by-country basis on the expiration of the last-to-expire of specified patent rights covering the product. We recognized $9.5 million and $9.6 million of revenue related to the Pfizer collaboration agreement for the years ended December 31, 2010 and 2009.

On August 13, 2007, in connection with the collaborative research and license agreement with Pfizer, we also entered into a purchase agreement with Pfizer to sell to Pfizer up to $15.0 million of our common stock. In a first closing of the transaction on August 20, 2007, we sold 336,021 shares of common stock to Pfizer at a price of $14.88 per share, which was the closing bid price of our common stock as reported on the Nasdaq Global Market as of 4:00 p.m. Eastern time on the business day preceding the execution of the purchase agreement, resulting in gross proceeds to us of approximately $5.0 million. In a subsequent closing of the transaction on February 13, 2008, we sold 730,994 shares of common stock to Pfizer at a price of $13.68 per share, which was the closing bid price of our common stock as reported on the Nasdaq Global Market as of 4:00 p.m. Eastern time on the business day preceding the date of our exercise of our put option to sell the shares, resulting in gross proceeds to us of approximately $10.0 million.

Pursuant to the purchase agreement with Pfizer, we agreed to use our reasonable best efforts to file a registration statement with the SEC to register the resale of the shares of common stock issue in the private placements to Pfizer within 30 days following the request by Pfizer to effect the registration of the shares. Pfizer may request that we register the shares at any time after August 20, 2008. We also agreed to use our reasonable best efforts to have the registration statement declared effective within 90 days after the date on which the registration statement is filed, or within 120 days if the SEC determines to review the registration statement. In the event the registration statement (a) has not been filed within 30 days after receipt of a request by Pfizer to effect the registration of the shares, (b) is not declared effective within 90 days after the filing date of the registration statement, if the SEC determines not to review the registration statement, (c) is not declared effective within 120 days after the filing date of the registration statement, if the SEC determines to review the registration statement, or (d) after the registration statement is declared effective by the SEC, is suspended by us or ceases to remain continuously effective as to all of the shares for which it is required to be effective, with certain specified exceptions, then we have agreed to pay Pfizer as liquidated damages an amount equal to 1% of the purchase price paid by Pfizer for the shares per 30-day period or portion thereof during which a default remains uncured, subject to an aggregate limit on liquidated damages. The maximum aggregate amount of liquidated damages payable to Pfizer in respect of the shares is limited to 10% of the aggregate purchase price paid by Pfizer pursuant to the purchase agreement. In addition, we agreed to use our reasonable best efforts to take all such actions as may be reasonably necessary to keep the registration statement current and effective until the earliest of (a) one year after the filing date, (b) the date on which all of the shares may be sold or transferred in compliance with Rule 144 under the Securities Act, without any volume or manner of sale restrictions, or (c) such time as all of the shares have been sold pursuant to a registration statement, to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act, under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of the sale.

Compensation of Directors and Executive Officers and Employment Agreements

See “Compensation of our Directors and Executive Officers” above for a discussion of director compensation, executive compensation and employment agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Based solely on our review of reports that reporting persons have filed with the SEC, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2010, except that Richard G. Morrison, our director, filed a Form 5 reporting an open-market sale of common stock that should have been reported on a Form 4 during 2010 but was not so reported.

By Order of the Board of Directors,

P. Kay Wagoner, Ph.D. President and Chief Executive Officer

April 11, 2011

Appendix A

ICAGEN, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 2, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF ICAGEN. PLEASE RETURN IT AS SOON AS POSSIBLE.

By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint P. Kay Wagoner, Ph.D. and Richard D. Katz, M.D., and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Icagen, Inc. to be held on Thursday, June 2, 2011 at 12:00 p.m. at Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703, and any adjournments of the meeting, and (2) vote all shares of Icagen stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Icagen, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

(Continued and to be signed on the reverse side.)

    COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

ICAGEN, INC.

June 2, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and

Annual Report are available at – http://ir.icagen.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

----------------------------------------------------------------------------------------------------

ICAGEN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.      To elect the following nominees for Class I Director to serve for a term of three years:

NOMINEES:

¡      Anthony B. Evnin

   ¡      Martin A. Simonetti

☐  FOR ALL NOMINEES

☐  WITHHOLD AUTHORITY FOR ALL NOMINEES

☐  FOR ALL EXCEPT (See instructions below)

2. To ratify the appointment of Ernst & Young LLP as Icagen’s independent registered public accounting firm for the year ending December 31, 2011: ☐ FOR ☐ AGAINST ☐ ABSTAIN
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.